                                                                     Exhibit (4)

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     This is a Stock Purchase Agreement, dated as of May 1, 2000 (this "Agreement"), by and among ING Furman Selz Asset Management LLC, a Delaware limited liability company ("ING Asset Management"), ING Furman Selz Investors III LP, a Delaware limited partnership ("Furman Selz Investors III"), ING Barings U.S. Leveraged Equity Fund LLC, a Delaware limited liability company ("Barings U.S. Fund") and ING Barings Global Leveraged Equity Fund Ltd., a Bermuda corporation ("Barings Global Fund" and, together with Furman Selz Investors III and Barings U.S. Fund, the "Purchasers").

                                   BACKGROUND
                                   ----------

     A. Furman Selz Investors II L.P. ("Furman Selz Investors II"), FS Employee Investors LLC (FS Employee Investors"), FS Parallel Fund L.P. ("FS Parallel Fund" and, together with Furman Selz Investors II and FS Employee Investors, the "Investors") and ING Asset Management purchased an aggregate of 300,000 shares of Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") pursuant to a Preferred Stock Purchase Agreement dated as of February 18, 2000 (the "Preferred Stock Purchase Agreement") by and among ABC-NACO Inc., a Delaware corporation (the "Company"), and the Investors.

     B. ING Asset Management desire to sell to the Purchasers an aggregate of 150,000 shares of Series B Preferred Stock (the "Shares"), and the Purchasers desire to purchase the Shares, on the terms and subject to the conditions set forth in this Agreement.

     C. Capitalized terms appearing herein and not otherwise defined shall have the respective meanings given such terms in the Preferred Stock Purchase Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                     TERMS
                                     -----

     1. ING Asset Management hereby sells and transfers to each Purchaser, and each Purchaser purchases from ING Asset Management, the number of shares of Series B Preferred Stock set forth opposite its name on Annex A hereto, for a purchase price of One Hundred Dollars ($100) per share.

     2. Contemporaneously with the execution and delivery of this Agreement, ING Asset Management will instruct the Company to issue stock certificates representing the Shares to the Purchasers, and the Purchasers will deliver to ING Asset Management by wire transfer to accounts previously designated by ING Asset Management, the purchase price for the Shares pursuant to paragraph 1 of this Agreement.

     3. The Purchasers hereby makes the following representations and warranties to ING Asset Management:

           a. Each Purchaser is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which such Purchaser was organized or formed and has the requisite corporate or other power to carry on its business as it is now being conducted.

           b.    Authority Relative to this Agreement; No Conflict.  Each
                 -------------------------------------------------
Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby without the consent of any other person (except for such consents as have heretofore been obtained). This Agreement has been duly and validly executed and delivered by each Purchaser and, assuming this Agreement constitutes a valid and binding obligation of ING Asset Management, this Agreement constitutes a valid and binding agreement of each Purchaser enforceable against such Purchaser in accordance with its terms, and will not conflict with any other agreement to which any Purchaser is a party.

           c.    Investment Intent.  The shares of Series B Preferred Stock
                 -----------------
being purchased by each Purchaser are being purchased by such Purchaser for investment for its own account, and not with a view to any resale, distribution or other transfer thereof that would violate the Securities Act, or the applicable state securities laws of any state. None of the Purchasers will distribute the shares of Series B Preferred Stock in violation of the Securities Act or the applicable securities laws of any state.

           d.    Economic Risk.  Each Purchaser is well versed in financial
                 -------------
matters, has had extensive dealings over the years in securities and is fully familiar with the operating history and financial results of the Company and is fully capable of understanding the type of investment being made pursuant to this Agreement and the risks involved in connection therewith. Each Purchaser is financially able to hold the Series B Preferred Stock for long-term investment, believes that the nature and amount of the Series B Preferred Stock being acquired by each Purchaser are consistent with such Purchaser's overall investment program and financial position, and recognizes that there are substantial risks involved in the acquisition of the Series B Preferred Stock.

           e.    Additional Representations.  Each Purchaser: (i) is an
                 --------------------------
accredited investor within the meaning of Rule 501(a) under the Securities Act,
(ii) is aware of the limits on resale imposed by virtue of the nature of the transactions contemplated by this Agreement and is aware that the certificates representing each Purchaser's respective ownership of Series B Preferred Stock will bear related restrictive legends; (iii) is acquiring the shares of the Company hereunder without registration under the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act;
(iv) has been given the opportunity to ask questions of, and receive answers from, the officers of the Company regarding the Company, its current and proposed business operations and the Series B Preferred Stock, and the officers of the Company have made available to each Purchaser all documents and information that such

Purchaser has requested relating to an investment in the Company; (v) has access to all of the Company's public filings with the SEC; and (vi) acknowledges that ING Asset Management is entering into this Agreement in reliance upon each Purchaser's representations and warranties and other covenants and agreements contained herein.

           f.    Rule 144.  Each Purchaser acknowledges that the Series B
                 --------
Preferred Stock must be held indefinitely unless registered under the Securities Act or unless an exemption for such registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf.



                                    ING FURMAN SELZ ASSET
                                    MANAGEMENT LLC

                                    By: /s/ Robert J. Miller
                                        -------------------------------
                                        Name:  Robert J. Miller
                                        Title: Vice President


                                    PURCHASERS:

                                    ING FURMAN SELZ INVESTORS III LP
                                    ING BARINGS U.S. LEVERAGED
                                    EQUITY PLAN LLC
                                    ING BARINGS GLOBAL LEVERAGED
                                    EQUITY PLAN LTD.

                                    By:  FS PRIVATE INVESTMENTS III
                                         LLC, Manager

                                    By:/s/ James L. Luikart
                                       -----------------------------------
                                       Name:  James L. Luikart
                                       Title:  Managing Member

                                    ANNEX A
                                    -------

                                      Number of Shares of Series
                                     B Preferred Stock Purchased       Purchase Price
                                     ---------------------------      ----------------
ING Furman Selz Investors III LP             104,170.86                $10,417,086.00
ING Barings U.S. Leveraged Equity
Plan LLC                                      31,679.42                $ 3,167,942.00
ING Barings Global Leveraged Equity
Plan Ltd.                                     13,649.72                $ 1,364,972.00
                                             ----------                --------------

     Totals                                     150,000                $15,000,000.00


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